                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

         PALM BEACH GARDENS, Fla., June 28 /PRNewswire/ -- Correctional Properties Trust (NYSE: CPV - news), a real estate investment trust (REIT), announced today that its newly formed subsidiary, Correctional Properties North Carolina Prison Finance LLC, ("CP North Carolina") has issued $57,535,000 in Taxable Mortgage Revenue Bonds, Series 2001 (the "Bonds"). The proceeds from the Bonds have been used to complete the acquisition of the Pamlico Correctional Facility, in Bayboro, North Carolina, and to refinance the Mountain View Correctional Facility in Spruce Pine, North Carolina, which was acquired in March 2001.

         The Bonds, which have a fixed-rate coupon of 7.15%, were privately placed on a negotiated basis to qualified institutional buyers as defined under Rule 144A of the Securities Act of 1933. Standard & Poor's Credit Market Services, and Moody's Investors Service have assigned ratings of "AAA" and "Aaa", respectively on the Bonds, as the result of a bond insurance policy issued by Ambac Assurance Corporation. President and Chief Executive Officer, Charles R. Jones, said, "Accessing long-term, fixed-rate debt at AAA/Aaa rated interest levels is a very significant achievement for our Company, and a welcome new dimension to our capital structure. This new capital has been used to complete an important acquisition, and refinances another recently acquired property, resulting in the reduction of our variable rate debt by $25,600,000."

         Quarterly payments of principal and interest on the Bonds will be made beginning in October 2001, with the final payment due in January 2017. The Bonds are non-recourse obligations and are secured by a deed of trust and a security agreement on each correctional facility, as well as an assignment to a trustee of the lease payments to be made by the State of North Carolina under each of the facility leases.

         CP North Carolina purchased the Pamlico Correctional Facility on June 28, 2001 for approximately $24,050,000, plus closing expenses. This 576-cell, medium-security prison is leased to the State of North Carolina, under a long-term, triple-net lease. The North Carolina Department of Correction operates the facility. The initial lease on the Pamlico Facility, which became effective in August of 1998 included annual cash rental payments of $2,664,300 during the first year of the lease, payable monthly in arrears. On each anniversary date of the lease, the rental payment escalates in accordance with increases in the Consumer Price Index (CPI), with a minimum increase of 3.5%, and a maximum of 4%. The current annual rent is approximately $2,858,754. The initial term of the lease is ten years, with two, ten-year renewals at the State of North Carolina's option. The State of North Carolina has an option to acquire the facility in August 2004, for approximately $25,230,000. At the end of each lease year thereafter, it has an option to purchase the facility for a predetermined declining amount. At the end of the thirtieth lease year, the State of North Carolina may purchase the facility for approximately $100,000. In the event of a purchase of the facility by the State of North Carolina prior to January of 2017, the net purchase proceeds would be used to retire a portion of the Bonds at their par value.

         In March 2001, Correctional Properties Trust acquired the Mountain View Correctional Facility in Spruce Pine, North Carolina, for approximately $24,950,000, plus closing expenses using its bank credit facility. Proceeds of the Bonds have been used to reduce the indebtedness under the bank credit facility by $25,600,000, and the ownership of the facility has been transferred to CP North Carolina. The Mountain View Correctional Facility is a 576-cell, medium-security prison, which is leased to the State of North Carolina, under the terms of a long-term, triple-net lease. The North Carolina Department of Correction operates the facility. The initial lease on this facility, which became effective December 1998, included annual cash rental of $2,768,700 during the first year of the lease, payable monthly in arrears. On each anniversary date of the lease, the rental payment escalates in accordance with increases in the Consumer Price Index (CPI), with a minimum increase of 3.5%, and a maximum of 4%. The current annual rent is approximately $2,965,900. The initial term of the lease is ten years, with two, ten-year renewals at the State of North Carolina's option. The State of North Carolina has the option to acquire the facility in December 2004, for approximately $26,200,000. At the end of each lease year thereafter, it has an option to purchase the facility for a predetermined declining amount. At the end of the thirtieth lease year, the State of North Carolina may purchase the facility for approximately $105,000. In the event of a purchase of the facility by the State of North Carolina prior to January of 2017, the net purchase proceeds would be used to retire a portion of the Bonds at their par value.

         "Our Company now owns two large correctional facilities leased directly to the State of North Carolina, and operated by the North Carolina Department of Correction. These facilities are important components of our asset base, and to now have them financed using fixed-rate, long-term, AAA/Aaa rated mortgage revenue bonds represents the achievement of an important milestone in fulfilling our business plan," said Charles R. Jones, President and CEO of Correctional Properties Trust.

         To facilitate the issuance of the Bonds, Correctional Properties Trust has amended the terms of its bank credit facility. The amendments include an increase in the total indebtedness to liabilities plus shareholders' equity covenant, an increase in the allowable ratio of non-recourse indebtedness to consolidated total value, and a modification reducing interest rate swap requirements. The bank fee for these amendments was approximately $110,000.

         The remaining proceeds from the Bonds were used to provide a debt service reserve fund of approximately $5,753,000, establish a working capital fund of $750,000, and pay the costs of the transaction, including the one time premium paid to Ambac Assurance Corporation for the bond insurance policy.

         CP North Carolina was formed solely for the purpose of issuing the Bonds and owning the correctional facilities, and may not engage in any other business or activity, and its assets and credit are not available to pay the debts or obligations of any other entity. Cash flow from each of the leases not required for payment of debt service or expenses under the trust indenture for the Bonds, will be released by the trustee to CP North Carolina, and would then be available to Correctional Properties Trust.

         Including the Pamlico Correctional Facility, Correctional Properties Trust now owns thirteen correctional facilities in nine states, all of which are leased, with an aggregate initial design capacity of 7,282 beds.

         This press release contains forward-looking statements regarding future events and future performance of the Company that involve risk and uncertainty that could materially affect actual results. Investors should refer to documents that the Company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Forms 10-Q, Registration Statement on Form S-11 and Form 8-K reports.

Contact: Correctional Properties Trust (561) 630-6336
SOURCE: Correctional Properties Trust





                                       3